UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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B/E Aerospace, Inc.
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July 16, 2015

Supplemental Proxy Materials for the 2015 Annual Meeting of Stockholders – July 30, 2015

Dear Stockholder:

By now you should have received the Company’s Notice of our 2015 Annual Meeting of Stockholders and corresponding Proxy Statement (the “Proxy”). You can also view our Proxy at http://investor.beaerospace.com/phoenix.zhtml?c=78014&p=irol-reports.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals.  In particular, we want to request your support on Proposal 1.1:  Elect Director Richard G. Hamermesh, and Proposal 2:  Advisory Vote to Approve our Executive Compensation, also known as “Say on Pay.”

Proposal 1.1:  Elect Director Richard G. Hamermesh

Institutional Shareholder Services (“ISS”), a proxy advisory firm, has recommended a withhold vote with regard to Proposal 1.1 based on certain recent amendments to the Company’s bylaws.  Specifically, ISS objected to the Board amending our bylaws so that (i) the number of directors may be fixed, increased or decreased by the directors then in office (as opposed to the number being determined by the stockholders at an annual general meeting or by the Board) and (ii) any vacancy on the Board may be filled by the directors then in office (as opposed to vacancies being filled by the stockholders or by the Board).  Both such amendments were disclosed publicly on the Company’s Form 8-K filed with the SEC on December 16, 2014.  In contrast, Glass Lewis & Co., (“Glass Lewis”), another proxy advisory firm, recommended a vote “For” Proposal 1.1.

The Board adopted each of the above-referenced amendments to the Company’s bylaws to advance the best interests of the Company and all of its stockholders.  Specifically, the Board adopted each such bylaw amendment to bring the Company’s bylaws in-line with its peers and to effect a structural reform that provides for an orderly process around which stockholders may elect, remove and replace members of our Board.  The Board believes that these two amendments do not diminish the rights of stockholders (as alleged by ISS), but rather serve to prevent unique, short-term agendas that may be pursued in opposition to the best interests of the Company and all of its stockholders.  Moreover, the above cited amendments that were adopted by the Board last December require a stockholder to engage with the Company in attempting to seek control of the Board, rather than potentially usurping control of the Board without otherwise delivering value to the Company’s stockholders for such control.

Mr. Hamermesh, an invaluable advisor to the Company’s management and a trusted colleague to fellow directors, has served with distinction on the Company’s Board for over 28 years.   An influential and constructive voice in our boardroom, Mr. Hamermesh has contributed in a very meaningful way to the remarkable success of B/E Aerospace during his tenure on the Board.

We cannot overstate the value that derives from our Board’s engagement with management and the other constituencies.  Mr. Hamermesh has been a vital member of the Board and we strongly recommend that you support the election of Mr. Hamermesh.

Proposal 2:  Advisory Vote to Approve our Executive Compensation

ISS and Glass Lewis have recommended against Proposal 2.  ISS’ recommendation is based on the Company’s benchmarking of executive compensation and on what it perceives to be the Company’s lack of stockholder responsiveness and engagement efforts.  Glass Lewis’s recommendation is based largely on incentive plan design issues and our alleged failure to align pay with performance.  We strongly disagree with ISS’ and Glass Lewis’s recommendations, and ask that you please read the information below to gain a further understanding of the actions that our Board took last year.

Benchmarking.  ISS and Glass Lewis indicated that the Company targets its executive compensation packages at the 75th percentile of its selected peer group. Historically, our compensation philosophy was to target total direct compensation (comprised of salary, annual cash incentives and long-term incentives) at around the 75th percentile of the peer group, reflecting our performance versus the peer group. However, in 2014 actual targeted total direct compensation was approximately the median of our peer group. This is described on page 27 of the Proxy.  The Company’s current policy is to target executive total direct compensation at approximately the median of its peer group, partially in response to concerns previously expressed by the proxy advisory firms.  Moreover, pay levels are linked to the Company’s performance such that total direct compensation will only exceed the market median if the Company’s performance exceeds target expectations.  Likewise, if the Company falls short of performance expectations, the executive compensation program is structured to produce below-market pay.  In fact, the ISS report indicates that the pay of our CEO is materially below the median. To further address potential stockholder and proxy advisory firm concerns, the Company intends to reduce targeted cash incentive compensation for 2015 to align more closely with the market median.

Additional Changes to Executive Compensation Program; Pay for Performance Alignment. In addition, the proxy advisory firms failed to adequately acknowledge the various additional modifications that the Company made to its executive compensation program last year in response to proxy advisory firm and stockholder input. In fact, the Company addressed most of the issues raised by ISS in its 2014 report, either before or following last year’s stockholder vote.  We also believe that last year’s Say on Pay response of slightly less than 70% was in part the consequence of some stockholders not fully appreciating the modifications made by the Company to our compensation program that resulted in ISS ultimately changing its Say on Pay recommendation from “Against” to “For” last year.  We significantly reduced the total compensation of our founder and now Executive Chairman, including reductions in both current compensation and retirement benefits, as more fully described on page 26 of the Proxy.

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Additionally, our founder and now Executive Chairman of the Board, as well as our former Chief Financial Officer, waived the rights contained in their then-existing employment agreements to any gross-ups with respect to taxes imposed under Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended.  Finally, we are committed to pay for performance:  in this year’s report ISS actually expressed a low level of concern regarding the alignment between the Company’s performance and executive compensation programs – a factor that should weigh heavily in favor of a “for” vote on Proposal 2.

Although we disagree with Glass Lewis’ recommendation concerning our executive pay, we share with them the objective of aligning pay with performance, and we believe that the changes we have made, including the reduction in targeted total direct compensation to the median of the peer group, evidence our pay-for-performance philosophy and responsiveness to stockholder concerns.

Responsiveness to Stockholders. The proxy advisory firms have also alleged that the Company failed to disclose stockholder engagement efforts and changes made in response to stockholder concerns implicit in last year’s Say on Pay voting results. The Board considered those results, as well as the proxy advisory firms’ reports, in making the substantial modifications described above. The Company also regularly engages with stockholders to gather their input regarding the Company, including our executive compensation programs.  We have met with stockholders in various locations around the world, and have solicited their feedback in various formats.  The compensation changes described above evidence our keen responsiveness to stockholder concerns. We will continue to seek our stockholders’ input and consider their views and concerns in formulating our evolving executive compensation practices.

We also invite you to read the Proxy for more information regarding the reasons the Board is recommending a vote “FOR” Proposals 1.1 and 2.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations.

Sincerely,

Amin J. Khoury
Executive Chairman

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